UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 30, 2024

Esquire Financial Holdings, Inc.
(Exact name of the registrant as specified in its charter)

Maryland	001-38131	27-5107901
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Jericho Quadrangle, Suite 100
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 535-2002
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ESQ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adoption of Annual Incentive Plan.  The Board of Directors of Esquire Financial Holdings, Inc. (the “Company”) adopted the Esquire Financial Holdings, Inc. Annual Incentive Plan (the “Plan”), effective January 1, 2025, to assist the Company in its ability to motivate, attract and retain qualified employees.  The Plan provides eligible employees (“Participants”) with the ability to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for a performance period.

The Plan is in effect January 1, 2025 through December 31, 2025, and will continue to renew for successive one-year periods (each calendar year being a “Plan Year”) unless otherwise terminated or modified by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

Officers of the Company and other key employees as recommended by the Chief Executive Officer and approved by the Committee are eligible to participate in the Plan.  Each Participant will have an incentive award target, calculated as a percentage of base wages at the end of a Plan Year.  Award opportunities are approved by the Committee at the beginning of each Plan Year.  Performance measures may be financial or non-financial.  In no event shall a Participant receive payment under the Plan that exceeds a specified percentage of the Participant’s incentive target for the Plan Year, as approved by the Committee.

The Plan uses a “scorecard” structure consisting of financial and non-financial metrics as determined by the Committee from year to year, each of which metric may be weighted as determined by the Committee.  Each Plan Year, the Committee will establish performance targets for each category within each metric.  The threshold and maximum performance metrics will be a percentage and multiple of the target, respectively.  The Committee may, in its discretion, based on the recommendation of the CEO (for Participants other than the CEO) or in absence of such recommendation, increase or decrease any payments to which a Participant would otherwise be entitled.

Awards will be paid in cash no later than March 15th following the end of the Plan year, which is December 31 of each year.  In the event of a Participant’s termination of employment during the Plan Year, no award will be paid.  However, if a Participant’s termination is due to death, disability or retirement, the Participant, or the Participant’s beneficiary, will be paid a pro-rated award.  All awards made under the Plan are subject to a clawback in the event the Company is required to restate its financial statements, and will be subject to any clawback policy adopted from time to time by the Company or as required by statute.

The foregoing description of the Annual Incentive Plan is qualified in its entirety by reference to the copy of the Plan that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Esquire Financial Holdings, Inc. Annual Incentive Plan.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ESQUIRE FINANCIAL HOLDINGS, INC.

Dated: November 5, 2024	By:	/s/ Andrew C. Sagliocca
Andrew C. Sagliocca
Vice Chairman, Chief Executive Officer and President